EXHIBIT 99.1

America's Car-Mart Reports Second Quarter Earnings of $.33 Per Share On Revenue Increase of 5.5 Percent

 EPS Was Reduced by $.02 for Change in Fair Value of Interest Rate Swap

                     Debt Decrease of $4.8 Million

BENTONVILLE, Ark., Dec. 2, 2008 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the second fiscal quarter ended October 31, 2008.

Highlights of second quarter operating results:

 * Net income of $3.9 million or $.33 per diluted share vs. net income of $3.5 million or $.29 per diluted share for the second fiscal quarter of 2008. EPS was reduced by $.02 for change in fair value of interest rate swap
 * Strong cash flows resulted in debt decrease of $4.8 million from
   July 31, 2008 (to $37.8 million) with a $3.2 million increase in finance receivables and $800,000 in capital asset additions
 * Debt to equity of 25.5% and debt to finance receivables of 16.9% at
   October 31, 2008 (versus 29.7% and 19.3%, respectively at July 31,
   2008)
 * Overall revenue growth of 5.5% with same store revenue growth of
   5.3%
 * Retail unit sales increase of .6%
 * Provision for credit losses of 22.0% of sales vs. 22.9% for the second fiscal quarter of 2008
 * Net charge-offs as a percentage of average finance receivables of
   6.2% compared to 6.7% for the second fiscal quarter of 2008
 * Accounts over 30 days past due at 3.8% at October 31, 2008 and 2007
 * Finance receivables increase of 1.5% for the quarter to $224 million

For the three months ended October 31, 2008, revenues increased 5.5% to $71.98 million compared with $68.24 million in the same period of the prior year. Income for the quarter was $3.9 million or $.33 per diluted share versus $3.5 million or $.29 per diluted share in the same period last year. EPS was reduced by $.02 for change in fair value of interest rate swap. Receivables grew by $3.2 million during the quarter or 1.5% to $224 million while total debt decreased by $4.8 million (to $37.8 million). Total debt to equity was 25.5% and total debt to finance receivables was 16.9% at October 31, 2008. Retail unit sales increased .6%, with 6,958 vehicles sold in the current quarter, compared to 6,914 in the same period last year. Same store revenue increased 5.3% for the quarter. The provision for credit losses was 22% of sales compared to 22.9% in the same period last year. Net charge-offs as a percentage of average finance receivables was 6.2% compared to 6.7% in the same period last year. The allowance for credit losses is 22% of Finance Receivables principal balance at both October 31, 2008 and 2007.

The $.02 per share non-cash charge related to a change in fair value of Company's interest rate swap agreement which was entered into in May, 2008. The agreement provides that the Company pay interest on a $20 million notional amount at a fixed rate and receive monthly interest on the notional amount at a floating rate based on the prime lending rate (effective rate of 6.43% at October 31, 2008). The change in fair value was caused by a number of factors, including changes in interest rates, amount of notional debt outstanding, and number of months until maturity. Since the Company intends to hold the interest rate swap until maturity (May 2013), the charge, which resulted from a change in fair value, will reverse by the maturity date. Notwithstanding the company's intention to hold the swap until maturity, pursuant to SFAS No. 157, "Fair Value Measurements," changes in fair value will continue to be recognized quarterly as non-cash charges or gains, as the case may be.

Highlights of six month operating results:

 * Net income of $9.2 million or $.78 per diluted share vs. $5.6 million or $.47 per diluted share for the prior year. EPS was reduced by $.02 for change in fair value of interest rate swap.
 * Strong cash flows resulted in debt decrease of $2.5 million from
   April 30, 2008 (to $37.8 million) with a $15.4 million increase in finance receivables and $1.5 million in capital asset additions
 * Overall revenue growth of 16.3% with same store revenue growth of
   16.0%
 * Retail unit sales increase of 12.1%
 * Provision for credit losses of 21.5% compared to 22.4% for the prior year
 * Net charge-offs as a percentage of average finance receivables of
   11.9% compared to 13.2% for the same period in the prior year

For the six months ended October 31, 2008, revenues increased 16.3% to $147.64 million, compared with $126.95 million in the same period of the prior fiscal year. Income for the first six months of FY 2009 was $9.2 million compared to $5.6 million ($.47 per diluted share) for the same period in the prior year. EPS was reduced by $.02 for change in fair value of interest rate swap. Retail unit sales increased 12.1%, with 14,311 vehicles sold during the first six months of fiscal 2009 compared to 12,761 in the same period last year. Same store revenue increased 16.0% for the six months. The provision for credit losses was 21.5% of sales compared to 22.4% in the same period last year. Net charge-offs as a percentage of average finance receivables was 11.9% compared to 13.2% in the same period last year.

"This was another solid quarter for Car-Mart," said William H. ("Hank") Henderson, America's Car-Mart's President and Chief Executive Officer. "Although it was only a slight increase in unit sales over last year's 2nd quarter, it was an increase, and we are extremely pleased as we believe we are doing a better job with regard to the quality of our deals as we continue to take a disciplined approach to the structure of our deals and continue to improve our credit scoring system. In addition, credit losses as a percentage of sales continue to decrease, and our delinquency levels are within expected and acceptable ranges for this time of year. At a time when others are reporting higher levels of consumer debt credit losses and delinquencies, particularly in the automotive sector, ours are actually improving in quality and performance."

"Going forward, contrary to what other auto retailers are forecasting, we believe our sales will continue to increase," added Mr. Henderson. "The credit tightening trend among other used auto lenders makes Car-Mart a great alternative for even more folks who need a quality vehicle and readily accessible financing. As we did last year at this time, we launched our 'Zero Down' tax refund promotion in November and the sales results were impressive. We are off to great start with this promotion. Importantly, we continue to effectively source and maintain a good inventory mix of cars, trucks and SUV's to provide our customers with a great selection. Also, the wholesale cost of our inventory has been flat and we have been able to maintain our average retail sales price at a little under $9,000 for each of the last three quarters, thereby making these vehicles available to our customers at an affordable price."

"We continue to have what we believe to be the strongest balance sheet in the business. Our debt to equity and debt to finance receivable ratios (25.5% and 16.9%, respectively) are at their lowest levels since the first quarter of fiscal 2005. This is the result of our continuing significant focus on cash flows and our ability to grow our top line and increase receivables at this pace without increasing our debt," added Jeff Williams, America's Car-Mart's Chief Financial Officer. "For the six month period, we have increased our finance receivables by $15.4 million and added $1.5 million in capital improvements and at the same time have reduced our debt by $2.5 million, to $37.8 million at quarter end."

"In this period of turmoil in the auto industry, the credit markets, and the economy in general, we want to reassure our many stakeholders -- our investors, our associates, and, most importantly, our customers -- that Car-Mart is well capitalized and well positioned to continue our successful growth as we enter into our 28th year in business," said T. J. ("Skip") Falgout, III, Chairman of the Board of America's Car-Mart. "Since the Company was founded, we have adhered to our conservative principles and grown our business through our cash flow and revolving lines of credit. While securitizations and easy credit were, for a time, readily available in our industry, we never felt comfortable with excess leverage. Therefore, we grew within our means, one loan at a time. Today, while our competitors are having to adjust to this new, more restrictive financing environment, we are still operating and growing in the same old-fashioned and successful way."

"Also, we tie our senior management compensation to economic profit per share, to align our management team's compensation more closely with our shareholders," added Mr. Falgout. "This type of compensation structure bases incentives more on the realized cash economics of each loan and not the assumed GAAP profits. Also, by using economic profit as the measurement, we consider the amount of capital we deploy in connection with the achievement of financial results. Our goal is obviously to achieve the highest economic profit we can by using no more capital than necessary. Once again, this basic philosophy is how we've always operated, and it has served us well since 1981."

"Our simple capital structure and economic profit-based compensation plan not only aligns all of our interests, management and shareholders alike, but it also just makes sense," stated Mr. Falgout. "So, while others in the credit industry were often motivated to be aggressive and stress quantity and not quality in their loan decisions, we have been steadfast in our basic principles but also innovative in improving and updating our business model. We have basically been doing the same thing for over 27 years -- selling quality vehicles, holding all of our loans, providing excellent customer service to our hard working customers and doing everything we can to earn their repeat business. We believe this straightforward, conservative approach to solving our customers' transportation and financing needs has served us well in the past and will continue to allow us to grow steadily and profitably in the future."

Conference Call

Management will be holding a conference call on Tuesday, December 2, 2008 at 11:00 a.m. Eastern time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #73690977.

About America's Car-Mart

America's Car-Mart, founded in 1981, operates 92 automotive dealerships in eight states and is the largest publicly-held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information on America's Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management's current knowledge and assumptions. There are many factors that affect management's view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under "Forward-Looking Statements" of Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

                      America's Car-Mart, Inc.
                 Consolidated Results of Operations
             (Operating Statement Dollars in Thousands)

                                                  %     As a % of Sales
                                                Change  ---------------
                                                -------   Three Months
                          Three Months Ended     2008        Ended
                              October 31,         vs.     October 31,
                           2008        2007      2007     2008    2007
                        ----------  ----------  -------  ------  ------
 Operating Data:
  Retail units sold          6,958       6,914    0.6%
  Average number of
   stores in operation        91.0        93.0   (2.2)
  Average retail units
   sold per store per
   month                      25.5        24.8    2.8
  Average retail sales
   price                $    8,913  $    8,496    4.9
  Same store revenue
   growth                      5.3%       12.3%
  Net charge-offs as a
   percent of average
   Finance Receivables         6.2%        6.7%
  Collections as a
   percent of average
   Finance Receivables        16.3%       16.6%
  Average percentage of
   Finance Receivables-
   Current                    81.5%       83.3%
  Average down-payment
   percentage                  7.0%        7.0%

 Period End Data:
  Stores open                   91          93   (2.2)%
  Accounts over 30 days
   past due                    3.8%        3.8%    --
  Finance Receivables,
   gross                $  223,539  $  189,947   17.7%

 Operating Statement:
  Revenues:
   Sales                $   65,413  $   62,228    5.1%   100.0%  100.0%
   Interest income           6,570       6,015    9.2     10.0     9.7
                        ----------  ----------  -------  ------  ------
    Total                   71,983      68,243    5.5    110.0   109.7
                        ----------  ----------  -------  ------  ------

  Costs and expenses:
   Cost of sales            37,437      36,028    3.9     57.2    57.9
   Selling, general and
    administrative          12,510      11,630    7.6     19.1    18.7
   Provision for credit
    losses                  14,421      14,232    1.3     22.0    22.9
   Interest expense            629         820  (23.3)     1.0     1.3
   Interest expense-
    change in fair value
    of Interest Rate
    Swap                       481          --     --      0.7      --
   Depreciation and
    amortization               338         278   21.6      0.5     0.4
                        ----------  ----------           ------  ------
    Total                   65,816      62,988    4.5    100.6   101.2
                        ----------  ----------           ------  ------

    Income before taxes      6,167       5,255             9.4     8.4

  Provision for income
   taxes                     2,296       1,789             3.5     2.9
                        ----------  ----------           ------  ------

    Net income          $    3,871  $    3,466             5.9     5.6
                        ==========  ==========           ======  ======
 Earnings per share:
  Basic                 $     0.33  $     0.29
  Diluted               $     0.33  $     0.29

 Weighted average number
  of shares outstanding:
  Basic                 11,760,421  11,878,273
  Diluted               11,825,806  11,961,639

                      America's Car-Mart, Inc.
                 Consolidated Results of Operations
             (Operating Statement Dollars in Thousands)

                                                  %     As a % of Sales
                                                Change  ---------------
                                                -------    Six Months
                           Six Months Ended      2008        Ended
                              October 31,         vs.     October 31,
                           2008        2007      2007     2008    2007
                        ----------  ----------  -------  ------  ------
 Operating Data:
  Retail units sold         14,311      12,761    12.1%
  Average number of
   stores in operation        91.0        92.5    (1.6)
  Average retail units
   sold per store per
   month                      26.2        23.0    14.0
  Average retail sales
   price                $    8,933  $    8,455     5.7
  Same store revenue
   growth                     16.0%        1.6%
  Net charge-offs as a
   percent of average
   Finance Receivables        11.9%       13.2%
  Collections as a
   percent of average
   Finance Receivables        32.6%       33.8%
  Average percentage of
   Finance Receivables-
   Current (excl. 1-2
   day)                       81.5%       82.5%
  Average down-payment
   percentage                  6.8%        7.3%

 Period End Data:
  Stores open                   91          93    (2.2)%
  Accounts over 30 days
   past due                    3.8%        3.8%
  Finance Receivables,
   gross                $  223,539  $  189,947    17.7%

 Operating Statement:
  Revenues:
   Sales                $  134,639  $  115,091    17.0%  100.0%  100.0%
   Interest income          13,005      11,859     9.7     9.7    10.3
                        ----------  ----------           ------  ------
    Total                  147,644     126,950    16.3   109.7   110.3
                        ----------  ----------           ------  ------

  Costs and expenses:
   Cost of sales            76,463      67,566    13.2    56.8    58.7
   Selling, general and
    administrative          25,329      22,825    11.0    18.8    19.8
   Provision for credit
    losses                  28,912      25,751(a) 12.3    21.5    22.4
   Interest expense          1,308       1,630   (19.8)    1.0     1.4
   Interest expense-
    change in fair value
    of Interest Rate
    Swap                       494          --      --     0.4      --
   Depreciation and
    amortization               657         552    19.0     0.5     0.5
                        ----------  ----------           ------  ------
    Total                  133,163     118,324    12.5    98.9   102.8
                        ----------  ----------           ------  ------

    Income before taxes     14,481       8,626            10.8     7.5

  Provision for income
   taxes                     5,329       3,019             4.0     2.6
                        ----------  ----------           ------  ------

    Net income          $    9,152  $    5,607             6.8     4.9
                        ==========  ==========           ======  ======

 Earnings per share:
  Basic                 $     0.78  $     0.47
  Diluted               $     0.78  $     0.47

 Weighted average number
  of shares outstanding:
  Basic                 11,733,571  11,877,027
  Diluted               11,807,141  11,964,665

                      America's Car-Mart, Inc.
              Consolidated Balance Sheet and Other Data
                       (Dollars in Thousands)

                                        October 31,      April 30,
                                           2008            2008
                                        -----------     -----------

 Cash and cash equivalents              $       211     $       153
 Finance receivables, net               $   175,846     $   163,344
 Total assets                           $   213,839     $   200,589
 Total debt                             $    37,821     $    40,337
 Stockholders' equity                   $   148,372     $   137,222
 Shares outstanding                      11,778,605      11,687,687

 Finance receivables:
  Principal balance                     $   223,539     $   208,153
  Deferred Revenue - Payment Protection
   Plan                                 $    (6,846)    $    (4,631)
  Allowance for credit losses               (47,693)(a)     (44,809)(a)
                                        -----------     -----------

   Finance receivables, net of allowance
    & deferred revenue                  $   169,000     $   158,713
                                        ===========     ===========

  Allowance as % of net principal
   balance                                    22.01%          22.02%
                                        ===========     ===========

  (a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

 Changes in allowance for credit losses:
                                                     Six Months Ended
                                                        October 31,
                                                      2008      2007
                                                    --------  --------
  Balance at beginning of year                      $ 44,809  $ 39,325
  Provision for credit losses                         28,912    25,751
  Net charge-offs                                    (26,028)  (23,983)
  Change in allowance related to purchased accounts       --       (42)
                                                    --------  --------

   Balance at end of period                         $ 47,693  $ 41,051
                                                    ========  ========

CONTACT:  America's Car-Mart, Inc.
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423
          Jeffrey A. Williams, CFO
            (479) 418-8021